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                                                                    Exhibit 10.6


                         AGREEMENT AND GENERAL RELEASE
                         -----------------------------


         AGREEMENT AND GENERAL RELEASE made this 24th day of July, 2002 (this "Agreement"), by and between Ronald L. Franklin ("Employee") and Woodworkers Warehouse, Inc. (the "Company").

         WHEREAS, Employee is employed by the Company as Executive Vice President and Chief Financial Officer pursuant to an Employment Agreement ("Employment Agreement") by and between Employee and Trend-Lines, Inc. (the Company's predecessor prior to the merger of Trend-Lines, Inc. with and into the Company) dated as of October 29, 2001.

         WHEREAS, the Company desires to terminate the employment of Employee without Cause (as such term, and other terms used but not otherwise defined herein are defined in the Employment Agreeement) effective seven (7) days after Employee's execution of this Agreement (the "Termination Date").

         WHEREAS, under the Employment Agreement, Employee is entitled to the following upon the termination by the Company of his Term of Employment without
Cause: (i) a sum equal to the amount of Employee's earned but unpaid Base Salary through the Termination Date (the "Salary Payment"), (ii) a lump sum payment of $175,000 (the "Lump Sum Payment"), (iii) a sum equal to the amount of reasonable expenses incurred by Employee in connection with his employment with the Company through the Termination Date for which Employee is entitled to reimbursement, including any expenses in connection with Employee's automobile use, (the "Reimbursement Payment"), (iv) a sum equal to the amount of accrued but unused vacation time of Employee as of the Termination Date ("Vacation Payment") and
(v) employee benefits ("Benefits") through the Termination Date under the Company's benefit plans or programs for which Employee participates.

         WHEREAS, the Employment Agreement provides that Employee is entitled to written notice of termination by the Company ("Written Notice") and that Employee be given a period of 21 days to execute this Agreement after its delivery by the Company (the "Review Period").

         WHEREAS, the Company has requested that Employee waive his right to (i) receive the Lump Sum Payment, (ii) the Written Notice, and (iii) the Review Period in exchange for other good and valuable consideration, the sufficiency of which is hereby acknowledged.

         NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, the parties hereto, intending to be legally bound, agree as follows:

         1. Termination of Term of Employment. Employee's Term of Employment with the Company is terminated effective as of the Termination Date.

         2. Severance Rights. In consideration of and as an inducement to Employee to grant the waiver and release provided in Section 3 hereof, the Company agrees to the following (collectively, the "Severance Rights"):

                  (a) On the Termination Date, the Company shall pay to Employee (i) the Salary Payment, if any, (ii) the Reimbursement Payment, if any, and (iii) the Vacation Payment, if any, in each case minus applicable tax withholdings.


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                  (b)      On the Company's first payroll distribution date
following the Termination Date, the Company shall pay to Employee the sum of $72,916.67.

                  (c) Commencing on Friday, November 1, 2002 and ending on Friday, May 30, 2003, the Company shall pay Employee the sum of $6,380.21 on a bi-weekly basis, minus applicable tax withholdings.

                  (d) The Company shall continue to provide Employee with the Benefits after the Termination Date on the same terms and conditions as regular full-time employees until the earlier of (i) one year from the Termination Date and (ii) the date on which Employee obtains employee benefit coverage in connection with his employment with another company. Employee agrees to notify the Company in writing of his employment with another company within 48 hours of obtaining such employment.

                  (e) If earned in accordance with the Company's executive bonus program, the Company shall pay to Employee a sum equal to five-twelfths of any bonus, minus applicable tax withholdings, that Employee would otherwise be entitled to for the current fiscal year but for his termination. Such payment, if any, shall be made at the time the Company makes bonus payments to its other executives pursuant to its executive bonus program.

                  (f) If earned in accordance with the Company's executive performance-based stock grant formula, the Company shall issue to Employee five-twelfths of the shares of the Company's Common Stock, par value $0.01 per share ("Common Stock") that Employee would otherwise be entitled to for the current fiscal year but for his termination; provided, however, that no fraction of a share of Common Stock shall be issued, but any fraction of a share shall be rounded up to the next whole number of shares of Common Stock. Such shares of Common Stock, if any, shall be issued by the Company at the time the Company issues shares of Common Stock to its other executives pursuant to its performance based stock-grant formula.

         3.       Waiver and Release.

                  (a) Notwithstanding anything to the contrary in the Employment Agreement, in exchange for the Severance Rights, Employee hereby (i) irrevocably waives his right to (x) receive the Lump Sum Payment, (y) the Written Notice, and (z) the Review Period and (ii) for himself, and for his heirs, executors, administrators and assigns (hereinafter referred to collectively as "Releasors"), forever unconditionally releases and discharges the Company, and any of its subsidiaries, divisions, affiliates or related business entities, successors and assigns and any of its past or present shareholders, directors, officers, attorneys, agents, trustees, administrators, employees or assigns (whether acting as agents for the Company or in their individual capacities) (hereinafter referred to collectively as "Releasees"), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Releasors ever had, now have or may have against Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date hereof.


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                  (b)      Without limiting the generality of the foregoing,
this Agreement is intended to and shall release Releasees from any and all claims, whether known or unknown, which Releasors ever had, now have and may have against Releasees, including but not limited to any claims, whether or not asserted, arising out of Employee's employment with Releasees and/or his termination from such employment, including but not limited to: (i) any claim under the Civil Rights Act of 1964, as amended; (ii) any other claim of discrimination or retaliation in employment (whether based on federal, state or local law, statutory or decisional); (iii) any claim arising out of the terms and conditions of Employee's employment with the Company, his termination from such employment, and/or any of the events relating directly or indirectly to or surrounding such termination; (iv) any claim of discrimination or breach of fiduciary duly under the Employee Retirement Income Security Act of 1974, as amended (except claims for accrued vested benefits under any employee benefit plan of the Company in accordance with the terms of such plan and applicable law); (v) any claim arising under the Federal Age Discrimination in Employment Act of 1997, as amended, and the applicable rules and regulations thereunder; and (vi) any claim for attorney's fees, costs, disbursements and/or the like.

                  (c) Employee covenants, except to the extent prohibited by law, not to commence, maintain, prosecute or participate in any action, charge, complaint or proceeding of any kind (on his own behalf and/or on behalf of any other person or entity and/or on behalf of or as a member of any alleged class of persons) in any court, or before any administrative or investigative body or agency (whether public, quasi-public or private), except if otherwise required by law, against Releasees with respect to any act, omission, transaction or occurrence up to and including the date on which this Agreement is executed.

                  (d) Employee further represents that he has not commenced, maintained, prosecuted or participated in any action, charge, complaint or proceeding of any kind (on his own behalf and/or behalf of any other person and/or on behalf of or as a member of any alleged class of persons) that is presently pending in any court, or before any administrative or investigative body or agency (whether public, quasi-public, or private), against or involving Releasees.

         4.       Additional Agreements of Employee.

                  (a) Employee agrees that the existence, terms and conditions (as well as the negotiation of and conversations relating thereto) of this Agreement, are and shall be deemed confidential and shall not be disclosed by Employee to any other person or entity, except to accountants, tax advisors or immediate family members, provided they agree to maintain the confidentiality of this Agreement.

                  (b) Employee agrees and acknowledges that the Severance Rights exceed any payments, benefit, or other thing of value to which Employee would otherwise be entitled under any contract with the Company, or under any policy, plan or procedure of the Company, or any of any subsidiary, parent or affiliate thereof. In connection with the Severance Rights, Employee agrees to make adequate payroll withholding arrangements with the Company prior to the Termination Date.


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                  (c)      In addition, from the Termination Date until the end
of fiscal 2003, Employee agrees to respond to any reasonable requests by the Company related to the Company's financial statements or reports and to otherwise cooperate with the Company with respect to information requested regarding the Company's financial records.

                  (d) Employee agrees to return all property of the Company in his control or possession to the Company's executive offices on or prior to the Termination Date.

                  (e) Employee agrees to cooperate with the Company and its counsel in any action, proceeding or litigation relating to any matter in which Employee was involved or of which Employee has knowledge as a result of or in connection with his employment by the Company.

                  (f) Employee agrees that he will not disparage (or induce or encourage others to disparage) the Company. For the purposes of this paragraph, the term "disparage" includes, without limitation, comments or statements to the press, Releasees or any individual or entity with whom the Releasees have a relationship which would adversely affect in any manner the conduct of the Releasees' business or the reputation of the Releasees.

         5.       Proprietary Information.

                  (a) Employee acknowledges and agrees that as an executive of the Company he has knowledge of confidential and proprietary information including, but not limited to, strategic plans or data, financial statements, information concerning the business, operations or financial condition of the Company, marketing data, customer research and data, information concerning sources of supply, pricing information and data, and trade secrets. Such information shall be referred to hereinafter as "Proprietary Information" and shall include any and all items enumerated in the preceding sentence, whether conceived or developed by others or by Employee alone or with others, and whether or not conceived or developed during regular working hours.

                  (b) Employee acknowledges that the Company has expended significant amounts of time, effort and money in the procurement of its Proprietary Information, that the Company has taken all reasonable steps in protecting the secrecy of the Proprietary Information, that said Proprietary Information is of critical importance to the Company and that a violation of this Section 5 would seriously and irreparably impair and damage the business of the Company, and Employee agrees to keep all Proprietary Information in a fiduciary capacity for the sole benefit of the Company.

                  (c) Employee agrees that he shall treat as confidential all Proprietary Information. Without the prior written consent of the Company, Employee agrees that he shall not, directly or indirectly, disclose any Proprietary Information to any party not at the time of such disclosure an officer of the Company, or remove from the Company's premises any notes or records relating thereto, copies thereof in any form or media or any other property of the Company. Employee agrees that all Proprietary Information, together with all his notes and records relating thereto and all copies thereof in his possession in whatever form or media, are the exclusive property of the Company and that he shall promptly deliver to the Company all such items in his possession without retaining a copy thereof. Employee agrees that he shall not in any manner use any such information or any other property of the Company in any manner not specifically directed by the Company in any way which is detrimental to the Company, as determined by the Company in its sole discretion.


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                  (d)      Employee acknowledges and agrees that his obligations
under the agreements in this Section 5 shall be perpetual.

         6. In view of the irreparable harm and damage which would be incurred by the Company in the event of any violation by Employee of any of the provisions of this Agreement, Employee hereby consents and agrees that in any such event, the Company in addition to any other rights it may have, and without prejudice to any other remedies which may be available at law or in equity, shall be entitled to an injunction or similar equitable relief to be issued by any court of competent jurisdiction restraining Employee from committing or continuing any such violation, without the necessity of proving damage, or posting any bond or other security.

         7. Employee acknowledges that: (i) he has carefully read this Agreement in its entirety; (ii) he has had an opportunity to consider fully the terms of this Agreement; (iii) he fully understands the significance of all the terms and conditions of this Agreement; (iv) he has discussed it with his independent legal counsel, or has had a reasonable opportunity to do so; (v) he has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Agreement; (vi) he has been advised and understands that he may revoke his acceptance of this Agreement within seven (7) days after his execution thereof, and (vii) he is signing this Agreement voluntarily and of his own free will and assents to all the terms and conditions contained herein.

         8. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement, provided, however, that upon a finding by a court of competent jurisdiction that any of the waiver, release and covenants provided for in Sections 3, 4 and 5 are illegal, void, or unenforceable, Employee agrees to execute a release, waiver and/or covenant that is legal and enforceable. Further, if Employee seeks to challenge the validity of or otherwise vitiate this Agreement, Employee shall, as a precondition, be required to repay the Company all amounts paid to Employee pursuant to this Agreement, including any shares of Common Stock issued pursuant to Section 2(e).


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         9.       This Agreement represents the complete understanding between the parties and supersedes any and all agreements, understandings and discussions, whether written or oral, between the parties. No other promises or agreements shall be binding unless in writing and signed by the parties hereto after the execution of this Agreement. Effective as of the Termination Date, the Employment Agreement is terminated in its entirety and shall have no further force or effect.

         10. Except as may be preempted by ERISA, this Agreement shall be governed by the laws of the State of New York. For purposes of any suit, action or proceeding involving this Agreement, Employee submits to the jurisdiction of the State Court sitting in New York, New York, and agrees that such Court has exclusive jurisdiction over any suit, action, or proceeding involving this Agreement.

         11. This Agreement shall become effective on the Termination Date, unless Employee shall deliver to the Company a written revocation of his acceptance of this Agreement prior to such time.

         12. This Agreement is binding upon, and shall be inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

         13. This Agreement may be executed in one or more counterparts, each of which together shall constitute one and the same agreement.



         WHEREFORE, the parties hereto have caused this Agreement and General Release to be signed as of the day and date first written above.




                                        /s/ Ronald Franklin
                                        -------------------
                                        Ronald L. Franklin




                                        WOODWORKERS WAREHOUSE, INC.


                                        By: /s/ Walter Spokowski
                                            --------------------
                                            Walter S. Spokowski, President & CEO


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